Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP REPORTS FIRST QUARTER 2014 RESULTS

CHATTANOOGA, Tenn. (April 30, 2014) -- The Dixie Group, Inc. (NASDAQ:DXYN) today reported financial results for the first quarter ended March 29, 2014. For the first quarter of 2014, the Company had sales of $85,313,000 and income from continuing operations of $3,308,000, or $0.24 per diluted share, compared with sales of $75,440,000 and income from continuing operations of $651,000, or $0.05 per diluted share for the same quarter in 2013. The Company had an operating loss of $2,469,000 for the period offset by a gain on the acquisition of Atlas Carpet Mills.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, “The first quarter was a difficult quarter operationally, both due to external events as well as our internal operations not performing up to expectations. The January and February period stood in contrast to the months of March and April. Our order entry for carpet products for January and February were up 6.8% on a year-over-year basis while for March and April, excluding Atlas, our order entry was up 17.0% as compared to the prior year. Likewise, our carpet product sales for the January and February period were up 8.8% while our sales for the March and April period, excluding Atlas, were up 12.7% relative to the prior year. Our sales rate in the March and April period was more in line with our expectations, and therefore our cost structure.

“January and February were impacted by the slow startup of our upgraded Colormaster dye line, lower production levels as we brought down inventories previously built up to facilitate the dye line upgrade and severe weather affecting our facilities. We had built up our inventories to allow us to shut down the facility for the two weeks needed to replace our dryer as we expanded our capacity by approximately 75%. The slow startup of our dye line, we estimate, added approximately $445 thousand in additional costs during the period, not including the under absorption of other operations as we worked down our inventories. In addition, poor weather in January and February disrupted operations in our seven east coast facilities, many of them multiple times. This impacted our production, order entry and distribution. As a result, we estimate the unexpected closures added approximately $1.1 million in direct costs during the quarter. We did not perform as well as needed in containing cost during this volatile time and have taken actions to increase profitability through improved operational performance and tighter cost control.

“Our sales for the quarter were up 13.1% as compared with sales in the same quarter in the prior year. Without Atlas Carpet Mills our sales were up 10.9% while the market was down, we estimate, by a few percentage points. Our residential product sales for the first quarter were up 9.4% on a year over year basis, while the market was down, we believe, in the low single digits for the comparable period. Our commercial carpet sales were up 18.0% versus the first quarter of 2013. Without the acquisition of Atlas Carpet Mills, our commercial product sales were up 9.6% for the first quarter on a year-over-year comparison, while we estimate the commercial market was flat.

“The operational issues and weather related problems had a direct impact on our operating margin and SG&A expenses as percent of sales. Gross profit for the quarter was 21.1% as compared with 24.4% for the same quarter the prior year. Selling, general and administrative expenses were 23.7% of sales for the first quarter of 2014 as compared with 22.4% for the same quarter of 2013. Expenses for the quarter included an estimated $1.1 million in expenses related to adverse weather conditions throughout the country in January and February, the direct transaction costs of the Atlas acquisition and Desso Masland Hospitality Joint Venture during the quarter was approximately $455 thousand, as well as, $73 thousand in facility consolidation expenses related to the merging of the Atlas dye house operations into our existing Susan Street facility. In addition, other major ongoing projects, having a combined impact to our operating income of approximately $1.0 million in the quarter, include the upgrade of our Colormaster dyeing facility to increase

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The Dixie Group Reports First Quarter 2014 Results

April 30, 2014

our capacity, the re-branding of the Robertex wool product line as well as other previously announced marketing initiatives. Starting in May we will begin the consolidation of our distribution network, anticipated to take from the second quarter of 2014 through the second quarter of 2015 and have restructuring expenses of $2.4 million. We believe this consolidation plan will improve efficiency, speed deliveries to our customers and increase our warehouse capacity, while offsetting the added cost of the Adairsville facility with lower lease and operational expenses of our more efficient distribution network.

“We acquired Atlas Carpet Mills, one of the finest producers of sophisticated commercial soft floorcovering, on March 19, 2014. We have implemented a $1.5 million facility consolidation plan, primarily to integrate the Atlas dye house into our existing Susan Street facility. The closure of the Atlas dye house is anticipated to be completed in May. The entire consolidation plan should be complete in 2015. We have listed the Atlas dye house under assets held for sale on the balance sheet. The provisional fair value of the assets acquired was higher than the purchase price resulting in a one-time gain on the purchase of the business of approximately $8.7 million. The expensed portion of the acquisition, for legal and related transaction expenses, was slightly over $500 thousand.

“Working capital increased $12.3 million for the quarter, primarily due to assets acquired from the Atlas acquisition. Capital expenditures were $4.3 million in the period while capital assets acquired in the purchase of a business combination was $6.9 million. Depreciation and amortization was $3.0 million for the quarter. Income taxes for the quarter were $1.9 million. We ended the quarter with $132.6 million in debt and availability of $20.6 million.

“Order entry of carpet products for the second quarter-to-date are ahead of the same quarter last year by over 15%, excluding Atlas Carpet Mills. Sales of carpet products are ahead of the prior-year period by over 13%, excluding Atlas and 25% including Atlas Carpet Mills. We feel that the industry was impacted, as were we, by the bad weather in much of the country in the first quarter. However, we feel positive about the future and that the trend of a rebounding housing market and improving commercial market is ongoing.

“We have continued to invest in new products, expanded staff and new tufting technologies to prepare us for future opportunities. As always, we continue to be dedicated to supplying to our customers the finest products of the highest quality,” Frierson concluded.

A listen-only internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's website at www.thedixiegroup.com. The simulcast will begin at approximately 11:00 a.m. Eastern Time on April 30, 2014. A replay will be available approximately two hours later and will continue for approximately 30 days. If internet access is unavailable, a listen-only telephonic conference will be available by dialing (913) 312-0861 and entering 3522105 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing (719) 457-0820 and entering 3522105 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Masland Contract, Atlas Carpet Mills and Avant brands.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

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The Dixie Group Reports First Quarter 2014 Results

April 30, 2014

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended
	March 29, 2014	March 30, 2013
NET SALES	$85,313	$75,440
Cost of sales	67,306	57,028
GROSS PROFIT	18,007	18,412
Selling and administrative expenses	20,251	16,895
Other operating (income) expense, net	152	(160)
Facility consolidation expenses	73	—
OPERATING INCOME (LOSS)	(2,469)	1,677
Interest expense	1,012	995
Other expense, net	10	8
Gain on purchase of business	(8,744)	—
Income from continuing operations before taxes	5,253	674
Income tax provision	1,945	23
Income from continuing operations	3,308	651
Loss from discontinued operations, net of tax	(40)	(15)
NET INCOME	$3,268	$636

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.25	$0.05
Discontinued operations	(0.00)	(0.00)
Net income	$0.25	$0.05

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.24	$0.05
Discontinued operations	(0.00)	(0.00)
Net income	$0.24	$0.05

Weighted-average shares outstanding:
Basic	12,789	12,674
Diluted	13,017	12,739

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The Dixie Group Reports First Quarter 2014 Results

April 30, 2014

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	March 29, 2014	December 28, 2013
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$355	$255
Receivables, net	50,017	44,063
Inventories	106,826	93,219
Other	14,996	12,252
Assets held for sale	3,250	—
Total Current Assets	175,444	149,789

Property, Plant and Equipment, Net	82,843	74,485
Other Assets	28,110	24,592
TOTAL ASSETS	$286,397	$248,866

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$55,118	$47,881
Current portion of long-term debt	12,330	6,229
Total Current Liabilities	67,448	54,110

Long-Term Debt	120,277	101,759
Deferred Income Taxes	6,421	4,072
Other Liabilities	18,467	18,154
Stockholders' Equity	73,784	70,771
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$286,397	$248,866

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The Dixie Group Reports First Quarter 2014 Results

April 30, 2014

Use of Non-GAAP Financial Information:
(in thousands)

The Company believes that non-GAAP performance measures, which management uses in evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, the non-GAAP performance measures should be viewed in addition to, not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States.

	Three Months Ended
	March 29, 2014	March 30, 2013
Adjusted Gross Profit:

Net Sales	$85,313	$75,440
Gross Profit	18,007	18,412
Plus: Colormaster Expansion	445	1,036
Plus: Machine Tufted Rug Expansion	—	157
Plus: Eton Tufting Facility Startup	—	110
Adjusted Gross Profit	$18,452	$19,715

Gross profit margin as % of net sales	21.1%	24.4%
Adjusted gross profit margin as a % of net sales	21.6%	26.1%

Management estimates negative affect of the severe weather in the first quarter 2014 was approximately $1.1 million.

Adjusted Operating Income (Loss):

Net Sales	$85,313	$75,440
Operating Income (Loss)	(2,469)	1,677
Plus: Colormaster Expansion	445	1,036
Plus: Machine Tufted Rug Expansion	—	157
Plus: Eton Tufting Facility Startup	—	110
Plus: Robertex Rebranding and Other Market Initiatives	620	165
Plus: Acquisition Related Expenses for Atlas and Desso Masland Joint Venture	455	—
Plus: Atlas Facility Consolidation	73	—
Adjusted Operating Income (Loss)	$(876)	$3,145

Operating income (loss) as % of net sales	(2.9)%	2.2%
Adjusted operating income (loss) as a % of net sales	(1.0)%	4.2%

Management estimates negative affect of the severe weather in the first quarter 2014 was approximately $1.1 million.

Further non-GAAP reconciliation data, including Non-GAAP Adjusted Operating Income, Adjusted EBIT and Adjusted EBITDA, are available at www.thedixiegroup.com under the Investor Relations section.

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